Exhibit to Accompany
Item 77J
Form N-SAR

The Bramwell Funds
(the "Funds")


According to the provisions of Statement of Position 93 - 2 (SOP
93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at June 30, 2002, reclassifications were made to decrease accumulated net investment losses by $1,683,824 and $72,645, to decrease capital stock by $(1,683,838) and $(72,645), and to decrease undistributed net realized loss on investments by $14 and $0 for the Growth
Fund and Focus Fund, respectively.

This reclassification has no impact on the net asset values of the Funds and is designed to present the Funds' capital accounts on a tax basis.
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08/20/02